Room 4561
      July 6, 2005

Joseph D. Hill
Vice President and Chief Financial Officer
AMICAS, Inc.
20 Guest Street, Suite 200
Boston, Massachusetts 02135

      Re:	AMICAS, Inc.
		Form 10-KSB for Fiscal Year Ended December 31, 2004
      Form 8-K Filed May 3, 2005
		File No. 0-25311

Dear Mr. Hill,

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Very truly yours,


								Brad Skinner
								Accounting Branch Chief

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Global Payment Technologies, Inc.
May 2, 2005
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